Law Office of Clifford J. Hunt, P.A.

8200 Seminole Boulevard

Seminole, Florida 33772

Telephone (727) 471-0444

Facsimile (727) 471-0447

E-mail: cjh@huntlawgrp.com

June 8, 2011

Mr. Matthew R. Diehl, CEO

Swingplane Ventures, Inc.

220 Summit Blvd. #402

Broomfield, Colorado 80021

Re:

Opinion of Counsel for Registration Statement on Form S-1/A under the Securities Act of 1933 (the “Registration Statement”) of Swingplane Ventures, Inc., a Nevada corporation.

Dear Mr. Diehl:

The Law Office of Clifford J. Hunt, P.A., (the “Firm”) has acted as special counsel for Swingplane Ventures, Inc., a Nevada corporation (the “Company”), for the limited purpose of rendering this opinion in connection with the registration (pursuant to the “Registration Statement”) of 3,500,000 shares (the “Shares”) of common stock at the price of $0.01 per share, being offered by the Company.

In our capacity as special counsel to the Company, we have examined originals, or copies certified or otherwise identified to my satisfaction, of the following documents:

1.

Certificate of Incorporation of the Company and Amended Articles of Incorporation;

2.

Bylaws of the Company;

3.

The records of corporate proceedings including resolutions relating to the issuance of the Shares; and

4.

Such other instruments and documents, if any, as we believe to be necessary for the purpose of rendering the following opinion.

In such examinations, we have assumed the authenticity and completeness of all documents, certificates and records submitted to us as originals, the conformity to the original instruments of all documents, certificates and records submitted to us as copies, and the authenticity and completeness of the originals of such instruments. In rendering this opinion, we have relied upon, with the consent of the Company and its Board of Directors: (i) the representations of the Company, its officers and directors as set forth in the aforementioned documents as to factual matters; (ii) assurances from the officers and directors of the Company as we have deemed necessary for purposes of expressing the opinions set forth herein; (iii) certificates of public officials; and (iv) we have made such investigations of law as we have believed necessary and relevant..  We have not undertaken any independent investigation to determine or verify any information and representations made by the Company, its officers and directors in the aforementioned documents and have relied upon such information and representations as being accurate and complete in expressing our opinion.

We have assumed in rendering the opinions set forth herein that no person or entity has taken any action inconsistent with the terms of the aforementioned documents or prohibited by law.  This opinion letter is limited to the matters set forth herein and no opinions may be implied or inferred beyond the matters expressly stated herein. We undertake no, and hereby disclaim any, obligation to make any

Swingplane Ventures

Re: Form S-1/A

June 8, 2011

inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We do not express any opinion as to the laws of any other jurisdiction other than the Corporation Law of the State of Nevada, all applicable provisions of the State of Nevada Constitution and all reported judicial decisions interpreting those laws as well as United States federal securities law. This opinion is limited to the aforementioned laws, including the rules and regulations promulgated thereunder, as in effect on the date hereof. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction. Based on the following I am of the following opinion:

1.

Swingplane Ventures, Inc. is a corporation duly organized and legally existing under the laws of the State of Nevada, with its office and mailing address located at 220 Summit Blvd., Broomfield, Colorado 80021. The Company’s Amended Articles of Incorporation and corporate registration fees were submitted to the Nevada Secretary of State’s office and filed with the office on August 12, 2010. The Company’s existence and form is valid, legal and active pursuant to the representation above and from a review of the corporate filing information at the Nevada Secretary of State’s Office.

2.

The Company has two classes of stock, a class of common stock, and a class of preferred stock. Neither the Articles of Incorporation, nor the Bylaws, nor any subsequent corporate resolutions change the non-assessable characteristics of the Company’s common shares and preferred shares of stock. The common stock previously issued by the Company is in legal form and in compliance with the laws of the State of Nevada, and when such stock was issued it was fully paid for and non-assessable. The common stock to be registered under the Company’s Form S-1 Registration Statement is likewise legal under the laws of the State of Nevada. The Company has not issued any shares of preferred stock.

3.

To our knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the Registration Statement. We know of no disputes involving the Company and the Company has no claim, actions or inquiries from any federal, state or other government agency, other than as set forth in the Registration Statement. We know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the Registration Statement.

4.

The Company’s outstanding shares are all common shares. There is no liquidation preference right held by the present shareholders upon voluntary or involuntary liquidation of the Company.

5.

By directors’ resolution, the Company has authorized the issuance of 3,500,000 shares of common stock for this offering. The Company’s Articles of Incorporation presently set the authorized capital stock of the Company at 75,000,000 shares, 70,000,000 of which are designated as common stock, with a $0.001 par value, and 5,000,000 as preferred stock with a

$0.001 par value.

Swingplane Ventures

Re: Form S-1/A

June 8, 2011

Based upon the foregoing, we are of the opinion that the shares being offered for sale and issuable by the Company pursuant to the Company’s Registration Statement on Form S-1/A have been, and will be duly authorized and validly issued, fully paid and non-assessable when issued as contemplated by the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our law firm under the caption “Interest of Named Experts and Counsel” in the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

LAW OFFICE OF CLIFFORD J. HUNT, P.A.

/s/:  Clifford J. Hunt

Clifford J. Hunt, Esquire